EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT



To the FEI Company Board of Directors

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the FEI Company Employee Share Purchase Plan, of our report dated April 9, 1997, with respect to the combined statements of income, comprehensive loss, and cash flows for the year ended December 31, 1996 of Philips Electron Optics Operations, which report appears in the 1998 Annual Report on Form 10-K/A of FEI Company and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


KPMG Accountants N.V.


KPMG ACCOUNTANTS N.V.

Eindhoven, the Netherlands
7 December 1999